Exhibit 99.1

LBI Media, Inc. Reports Second Quarter 2009 Results

Burbank, CA – August 14, 2009 – LBI Media, Inc. announced its financial results today for the three and six months ended June 30, 2009.

For the three months ended June 30, 2009, net revenues decreased by $5.6 million, or 16.4%, to $28.4 million, from $34.0 million for the same period in 2008. Net revenues for the six months ended June 30, 2009 decreased by $10.2 million, or 16.9%, to $50.2 million, from $60.4 million for the same period in 2008.

Commenting on the company’s earnings results, Lenard Liberman, the company’s Executive Vice President and Secretary said, “During the second quarter, our financial results continued to be impacted by the national recession and widespread advertising downturn. However, our performance overall was superior to our peers. In addition, our programming continues to resonate with our audiences as ratings remain strong and we have captured incremental audience shares in our markets. We are operating with a dedicated focus on financial discipline and promoting cost efficiencies across our organization. During the first half of 2009, we made progress in our continued efforts to contain operating costs through personnel reductions, working with suppliers to lower fees for services and generally scrutinizing all of our operating expenses across the organization.

“Our national television network, EstrellaTV, is now scheduled to launch on September 7th. We previously announced that we executed affiliation agreements with Sunbeam Television which serves the Miami-Fort Lauderdale market, the third largest Hispanic market in the country, as well as with Titan Broadcasting for the San Francisco-Oakland-San Jose (ninth largest Hispanic television market) and the Sacramento-Stockton-Modesto (eleventh largest Hispanic television market) designated market areas, which will be covered through our affiliation with KTNC Channel 42. During the second quarter we further strengthened the distribution of our network through a number of new affiliation agreements. In May, we announced an agreement with Belo Corp. allowing its stations in San Antonio, Texas, Austin, Texas, Tucson, Arizona and Portland, Oregon to broadcast EstrellaTV. We also signed affiliation agreements with Hearst Television, Inc. to secure the launch of EstrellaTV in Albuquerque, Carlsbad and Silver City, New Mexico through a distribution agreement with KOAT Channel 7, as well as three additional markets in Florida, including Orlando-Daytona Beach-Melbourne, Tampa-St. Petersburg, and West Palm Beach-Ft. Pierce. In total, we now have affiliation agreements with sixteen television stations, which together with our six owned and operated stations will give us distribution in 23 markets and provide coverage in approximately 67 percent of U.S. Hispanic television households. We plan on continuing to leverage EstrellaTV’s compelling, high-quality content and aggressively pursue additional affiliate agreements across all Hispanic markets, large and small.

“Looking ahead, we are focused on further strengthening our content offerings, driving increased ratings across our radio and TV properties, monetizing our audience gains, expanding the distribution of EstrellaTV and finding other ways to exploit our growing programming library. We firmly believe in the underlying strength and quality of our broadcasting assets, as well as the potential of our EstrellaTV network, and believe we will be in a strong position to generate growth when the economy recovers.”

Results for the Three Months Ended June 30, 2009

As stated above, net revenues decreased by $5.6 million, or 16.4%, to $28.4 million for the three months ended June 30, 2009, as compared to $34.0 million for the same period in 2008. This change was primarily attributable to decreased advertising revenue in both our radio and television segments, reflecting the general decline in the advertising industry due to the U.S. recession.

Net revenues for our radio segment decreased by $2.7 million, or 13.6%, to $17.1 million for the three months ended June 30, 2009, from $19.8 million for the same period in 2008. This change was primarily attributable to a decline in advertising revenue in our Los Angeles market, though we also experienced modest declines in our Dallas and Houston markets as well.

Net revenues for our television segment decreased by $2.9 million, or 20.3%, to $11.3 million for the three months ended June 30, 2009, from $14.2 million for the same period in 2008. This decrease was primarily attributable to lower advertising revenue in all of our television markets, reflecting the continued downturn in the local and U.S. economies.

Total operating expenses decreased by $1.1 million, or 5.6%, to $19.2 million for the three months ended June 30, 2009, from $20.3 million for the same period in 2008. The decrease was primarily attributable to a $1.1 million decline in program and technical expenses, primarily resulting from an increase in management’s estimate of the period over which certain of our internally produced programs contribute to our revenues, which deferred expense recognition of certain television production costs. We also achieved cost savings through personnel reductions. The overall decline in operating expenses was also attributable to a $0.9 million decline in selling, general and administrative expenses, primarily attributable to lower professional fees, insurance costs and lower sales commissions, which was offset by a $0.9 million increase in loss on disposal of property and equipment, which primarily relates to the write-off in the second quarter of 2009 of obsolete analog transmission equipment for our Utah television station.

Adjusted EBITDA(1) decreased by $3.6 million, or 21.9%, to $12.5 million for the three months ended June 30, 2009, as compared to $16.1 million for the same period in 2008. This change was primarily the result of the overall decline in radio and television advertising revenues, partially offset by the decrease in program and technical and selling, general and administrative expenses.

We recognized net income of $1.2 million for the three months ended June 30, 2009, as compared to $6.4 million for the same period in 2008, a decrease of $5.2 million. This change was primarily attributable to the $4.5 million decrease in operating income, based on the factors discussed above, and lower interest rate swap income in 2009, as compared to the same period in 2008.

Results for the Six Months Ended June 30, 2009

Net revenues decreased by $10.2 million, or 16.9%, to $50.2 million for the six months ended June 30, 2009, from $60.4 million for the same period in 2008. The change was primarily attributable to decreased advertising revenue in all of our radio and television markets, reflecting the general decline in the advertising industry due to the U.S. recession.

Net revenues for our radio segment decreased by $4.2 million, or 12.7%, to $29.2 million for the six months ended June 30, 2009, from $33.4 million for the same period in 2008. This change was primarily attributable to a decline in advertising revenue in our Los Angeles market, though we also experienced modest declines in our Dallas and Houston markets as well.

Net revenues for our television segment decreased by $6.0 million, or 22.0%, to $21.0 million for the six months ended June 30, 2009, from $27.0 million for the same period in 2008. This decrease was primarily attributable to the lower advertising revenue in all of our markets, reflecting the continued downturn in the local and U.S. economies.

Total operating expenses increased by $49.1 million, or 122.6%, to $89.2 million for the six months ended June 30, 2009, as compared to $40.1 million for the same period in 2008. The increase was primarily the result of a $51.5 million increase in broadcast license impairment charges. Excluding the impact of the impairment charges, total operating expenses decreased by $2.3 million, or 5.8%, to $37.7 million for the six months ended June 30, 2009. This decrease was the result of a $2.3 million decline in program and technical expenses, primarily resulting from an increase in management’s estimate of the period over which certain of our internally produced programs contribute to our revenues. This benefit realized from deferring the period over which certain television production costs are expensed was partially offset by an increase in music license and ratings service fees.

Adjusted EBITDA (1) decreased by $6.9 million, or 27.4%, to $18.3 million for the six months ended June 30, 2009, from $25.2 million for the same period in 2008. This change was primarily the result of the overall decline in radio and television advertising revenues, partially offset by the decrease in program and technical expenses and selling, general and administrative expenses.

We recognized a net loss of $36.2 million for the six months ended June 30, 2009, as compared to net income of $0.5 million for the same period in 2008. This change was primarily attributable to the $51.5 million increase in broadcast license impairment charges, partially offset by the $20.3 million change in income tax benefit (provision) and the other changes noted above.

In July, we entered into an assignment of asset purchase agreement, pursuant to which we assigned all of our rights and obligations under the November 2007 asset purchase agreement to purchase the selected assets of KDES-FM from R&R Radio Corporation to LC Media.

(1)

We define Adjusted EBITDA as net income or loss plus income tax benefit or expense, net interest expense, interest rate swap income or expense, impairment of broadcast licenses, depreciation, stock-based compensation expense, loss on disposal of property and equipment and other non-cash gains or losses. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net cash provided by operating activities to Adjusted EBITDA.

Second Quarter 2009 Conference Call

We will host a conference call to discuss our financial results for the period ended June 30, 2009 on Friday, August 14, 2009 at 4:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (888) 572-7030 beginning fifteen minutes prior to the scheduled start time of the call, asking for the “LBI Media, Inc. Second Quarter 2009 Results Conference Call”, and providing confirmation code 9548345 to the operator. The conference call will be recorded and made available for replay through Friday, August 21, 2009. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 9548345.

Information for Holders of LBI Media’s 8 1 /2% Senior Subordinated Notes due 2017

Results for LBI Media, Inc.’s three and six months ended June 30, 2009 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Wisdom Lu at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. We own 22 radio stations (fifteen FM and seven AM) and six television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Houston, TX, Dallas-Ft. Worth, TX, San Diego, CA, Salt Lake City, UT and Phoenix, AZ. We also own three television production facilities that we use to produce television programming. We are also affiliated with sixteen television stations in various states serving specific market areas including six in Texas, four in Florida, two in California and one each in Arizona, New Mexico, New York and Oregon.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Contact: Wisdom Lu, CFA

Chief Financial Officer

(818) 729-5316

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenues	$28,419	$34,008	$50,228	$60,415

Operating expenses:
Program and technical, exclusive of depreciation shown below	5,344	6,444	10,220	12,523
Promotional, exclusive of depreciation shown below	806	871	1,261	1,313
Selling, general and administrative, exclusive of depreciation shown below	9,732	10,640	20,452	21,367
Depreciation	2,380	2,381	4,853	4,864
Loss on disposal of property and equipment	941	—	941	—
Impairment of broadcast licenses	—	—	51,466	—

Total operating expenses	19,203	20,336	89,193	40,067

Operating income (loss)	9,216	13,672	(38,965)	20,348
Interest expense, net of amounts capitalized	(7,103)	(7,642)	(14,055)	(15,050)
Interest rate swap income	1,021	2,742	1,357	74
Equity in losses of equity method investment	(25)	—	(63)	—
Interest and other income	101	24	220	56

Income (loss) before (provision for) benefit from income taxes	3,210	8,796	(51,506)	5,428
(Provision for) benefit from income taxes	(2,005)	(2,366)	15,344	(4,909)

Net income (loss)	$1,205	$6,430	$(36,162)	$519

Adjusted EBITDA (2)	$12,544	$16,053	$18,310	$25,212

(2)	Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net cash provided by operating activities to Adjusted EBITDA.

Results of Operations (continued):

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Net revenues:
Radio	$17,069	$19,765	-14%	$29,203	$33,460	-13%
Television	11,350	14,243	-20%	21,025	26,955	-22%

Total	$28,419	$34,008	-16%	$50,228	$60,415	-17%

Total operating expenses before stock-based compensation expense, depreciation, loss on disposal of property and equipment and impairment of broadcast licenses:
Radio	$8,250	$8,360	-1%	$16,678	$16,073	4%
Television	7,625	9,595	-21%	15,240	19,130	-20%

Total	$15,875	$17,955	-12%	$31,918	$35,203	-9%

Stock-based compensation expense:
Corporate	$7	$—	100%	$15	$—	100%

Total	$7	$—	100%	$15	$—	100%

Depreciation:
Radio	$1,174	$1,271	-8%	$2,432	$2,522	-4%
Television	1,206	1,110	9%	2,421	2,342	3%

Total	$2,380	$2,381	0%	$4,853	$4,864	-0%

Loss on disposal of property and equipment:
Radio	$32	$—	100%	$32	$—	100%
Television	909	—	100%	909	—	100%

Total	$941	$—	100%	$941	$—	100%

Impairment of broadcast licenses:
Radio	$—	$—	—	$31,886	$—	100%
Television	—	—	—	19,580	—	100%

Total	$—	$—	—	$51,466	$—	100%

Operating income (loss):
Radio	$7,613	$10,134	-25%	$(21,825)	$14,865	-247%
Television	1,610	3,538	-54%	(17,125)	5,483	-412%
Corporate	(7)	—	-100%	(15)	—	-100%

Total	$9,216	$13,672	-33%	$(38,965)	$20,348	-291%

Adjusted EBITDA (3)
Radio	$8,819	$11,405	-23%	$12,525	$17,387	-28%
Television	3,725	4,648	-20%	5,785	7,825	-26%

Total	$12,544	$16,053	-22%	$18,310	$25,212	-27%

(3)	See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income (loss) for each segment to Adjusted EBITDA for such segment.

Results of Operations (continued):

LBI MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$992	$450
Accounts receivable, net	19,997	18,244
Current portion of program rights, net	331	457
Amounts due from related parties	213	175
Current portion of notes receivable from related parties	462	457
Current portion of employee advances	691	744
Prepaid expenses and other current assets	1,644	1,859

Total current assets	24,330	22,386

Property and equipment, net	96,164	95,745
Broadcast licenses, net	240,880	292,343
Deferred financing costs, net	6,554	7,186
Notes receivable from related parties, excluding current portion	2,532	2,399
Employee advances, excluding current portion	948	888
Program rights, excluding current portion	3,804	738
Notes receivable from parent	13,150	9,926
Other assets	5,169	5,420

Total assets	$393,531	$437,031

Liabilities and shareholder’s (deficiency) equity
Current liabilities:
Cash overdraft	$—	$395
Accounts payable	3,815	4,414
Accrued liabilities	5,886	4,071
Accrued interest	8,712	8,542
Current portion of long-term debt	1,351	1,347

Total current liabilities	19,764	18,769

Long-term debt, excluding current portion	378,174	369,615
Fair value of interest rate swap	6,270	7,627
Deferred income taxes	8,647	23,691
Other liabilities	1,246	1,684

Total liabilities	414,101	421,386

Shareholder’s (deficiency) equity:
Common stock	—	—
Additional paid-in capital	101,803	101,856
Accumulated deficit	(122,373)	(86,211)

Total shareholder’s (deficiency) equity	(20,570)	15,645

Total liabilities and shareholder’s (deficiency) equity	$393,531	$437,031

Results of Operations (continued):

The table set forth below reconciles net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands)
Net cash provided by operating activities	$5,709	$8,105	$1,573	$4,064
Add:
Income tax expense (benefit)	2,005	2,366	(15,344)	4,909
Interest expense and interest and other income, net	7,002	7,618	13,835	14,994
Less:
Amortization of deferred financing costs	(317)	(317)	(632)	(629)
Amortization of discount on subordinated notes	(68)	(63)	(135)	(125)
Amortization of program rights	(871)	(144)	(1,014)	(280)
Provision for doubtful accounts	(394)	(392)	(691)	(637)
Changes in operating assets and liabilities:
Cash overdraft	1,596	773	395	—
Accounts receivable	4,468	5,598	2,444	5,593
Program rights	1,633	(1)	3,954	1,159
Amounts due from related parties	15	16	20	35
Prepaid expenses and other current assets	5	(99)	(215)	(119)
Employee advances	(30)	274	7	404
Accounts payable	166	85	1,034	1,039
Accrued liabilities	(1,600)	(342)	(2,015)	131
Accrued interest	(4,908)	(5,081)	(170)	204
Deferred income taxes	(2,396)	(2,391)	15,044	(4,772)
Other assets and liabilities	529	48	220	(758)

Adjusted EBITDA	$12,544	$16,053	$18,310	$25,212

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s radio division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands)
Radio division operating income (loss)	$7,613	$10,134	$(21,825)	$14,865
Depreciation	1,174	1,271	2,432	2,522
Loss on disposal of property and equipment	32	—	32	—
Impairment of broadcast licenses	—	—	31,886	—

Radio division Adjusted EBITDA	$8,819	$11,405	$12,525	$17,387

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s television division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands)
Television division operating income (loss)	$1,610	$3,538	$(17,125)	$5,483
Depreciation	1,206	1,110	2,421	2,342
Loss on disposal of property and equipment	909	—	909	—
Impairment of broadcast licenses	—	—	19,580	—

Television division Adjusted EBITDA	$3,725	$4,648	$5,785	$7,825